Exhibit 99.7

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, without par value, of Constellation Energy Group, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.  In evidence thereof, the undersigned hereby execute this Agreement.

Dated: November 10, 2009

ÉLECTRICITÉ DE FRANCE S.A.
/s/ Daniel Camus
Name:	Daniel Camus
Title:	CHIEF FINANCIAL OFFICER

E.D.F. INTERNATIONAL S.A.
/s/ Anne Le Lorier
Name:	Anne Le Lorier
Title:	DIRECTEUR GÉNÉRAL ADJOINT CORPORATE FINANCE – TRÉSORERIE EXECUTIVE DIRECTOR

EDF DEVELOPMENT INC.
/s/ Jean-Pierre Benqué
Name:	Jean-Pierre Benqué
Title:	PRESIDENT